EXHIBIT 10.56
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of November 23, 2010 (the “Effective Date”) and is by and between GAIN Capital Holdings, Inc., a corporation organized under the laws of Delaware, including its subsidiaries and affiliates (the “Company”) and Samantha Roady, a resident of (“Executive”). This Agreement supersedes the employment offer letter, dated as of October 1, 1999, by and between the Company and the Executive.
Recitals
WHEREAS, the Company desires to secure for itself the services of Executive, and the Executive wishes to continue to furnish such services to the Company, pursuant to the terms and subject to the conditions hereinafter set forth;
WHEREAS, Executive has served as Chief Marketing Officer of the Company since August 16, 2006;
WHEREAS, the parties wish to amend and restate Executive’s terms of employment as set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment Term. The Company hereby agrees to employ the Executive directly or through a subsidiary, and the Executive hereby agrees to continue such employment, as the Chief Marketing Officer of the Company, through the third anniversary of the Effective Date, unless terminated sooner pursuant to Section 8 hereof (the “Term”).
     2. Representations and Warranties. The Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and his compliance with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which Executive is a party or by which Executive may be bound, or any legal duty that Executive owes or may owe to another.
     3. Duties and Extent of Services.
     (a) During the Term, the Executive shall serve as Chief Marketing Officer of the Company and its primary domestic operating subsidiaries, with such duties, responsibilities and authority as are consistent with such position, subject to the oversight of the Company (the “Board”), and shall so serve faithfully and to the best of Executive’s ability under the direction and supervision of the Chief Executive Officer. As an executive officer of the Company, the Executive shall be entitled to all of the benefits and protections to which all officers of the Company are entitled pursuant to the Company’s Amended and Restated Certificate of Incorporation, which shall include, but not be limited to, the rights of indemnification set forth in such Amended and Restated Certificate of Incorporation, and coverage under the Company’s directors’ and officers’ liability insurance as in effect from time to time.
     (b) During the Term, the Executive agrees to devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. Subject, however, to Section 11, 12 and 13 herein, the Executive may serve in charitable and civic positions and as a director of other companies with the prior consent of the Chief Executive Officer, which consent shall not be unreasonably withheld. The Executive covenants, warrants, and represents that he shall devote his full and best efforts to the fulfillment of his employment obligations, and he shall exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.
     4. Compensation.
     (a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) of not less than $240,000 per year, payable in monthly installments. The Base Salary shall be reviewed by the Board annually and may be increased in the Board’s sole discretion. The Executive shall not receive any additional compensation from any subsidiary of the Company following the date hereof.
     (b) Bonus. During the Executive’s employment under this Agreement, the Company shall cause the Executive to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by the Company from time to time, in whole or in part, for the executive officers of the Company (each, an “Incentive Compensation Plan” and payments thereunder, “Incentive Compensation”). The Executive’s target and maximum compensation under, and his performance goals and other terms of participation in, each Incentive Compensation Plan shall be determined by the Company’s Compensation Committee in its sole discretion. Any such Incentive Compensation is not guaranteed and is contingent upon the Executive and the Company achieving deliverables or goals agreed upon. Any such Incentive Compensation shall not be considered “earned” by the Executive until the Company has allocated payment to be made to the Executive for any performance period. Payment under any such Incentive Compensation Plan shall be made, if at all, after the close of the relevant performance period and by no later than March 15th of the year after the year in which the performance period ends. Notwithstanding anything herein to the contrary, to the extent permitted or required by governing law, the Company’s Compensation Committee shall have discretion to require the Executive to repay to the Company the amount of any Incentive Compensation to the extent the Compensation Committee or Board determines that such bonus was not actually earned by the Executive due to (A) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (B) the Executive has engaged in fraud, gross negligence or intentional misconduct; or (C) the Executive has deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
     5. Benefits. During the Term, the Executive shall be entitled to participate in any and all benefit programs and arrangements generally made available by the Company to executive officers, including, but not limited to, pension plans, contributory and noncontributory welfare and benefit plans, disability plans and medical, death benefit and life insurance plans for which the Executive may be eligible during the Term. Furthermore, the Executive shall be permitted four (4) weeks of paid time off (“PTO”) during each calendar year. Accrued paid leave may be used for vacation, professional enrichment and education, sickness and disability. Unused leave shall not accrue from one calendar year to another.
     6. Expenses. During the Executive’s employment, the Executive will be reimbursed for travel, entertainment and other out-of-pocket expenses reasonably incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, so long as (a) such expenses are consistent with the type and amount of expenses that customarily would be incurred by similarly situated corporate executives in the United States; and (b) the Executive timely provides copies of receipts for expenses in accordance with Company policy.
     7. Adherence to Company Policy. The Executive acknowledges that he is subject to insider information policies designed to preclude its employees from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or to its employees requiring such employees to abide by its insider information policies.
     8. Termination.
     (a) Disability. In accordance with applicable law, the Company may terminate the Executive’s employment at any time after the Executive becomes Disabled. As used herein, “Disabled” means the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company.
     (b) Death. The Executive’s employment with the Company will terminate upon the death of the Executive.
     (c) Termination with Cause. The Company may terminate the Executive’s employment at any time for Cause by providing written notice of such termination to the Executive. As used herein, “Cause” means any of the following, as determined by the Board:
          (i) the Executive’s material breach of this Agreement;
          (ii) the Executive’s gross negligence (other than as a result of disability or occurring after the Executive’s provision of notice in connection with a resignation for Good Reason) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company;
          (iii) the Executive’s material breach of any of his fiduciary obligations as an officer of the Company;
          (iv) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations;
          (v) the Executive willfully or recklessly engages in conduct which either is materially or demonstrably injurious to the Company, monetarily or otherwise.
     For purposes of determining Cause, no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (a) authority given pursuant to a resolution duly adopted by the Board, or (b) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company. In addition, as to subsections (i)-(iii) above, if the action or inaction in question is susceptible of a cure, then no finding of Cause shall occur prior to written notice to the Executive setting forth in reasonable detail the action or inaction at issue, and the Executive’s failure to cure such condition following a cure period of no less than sixty (60) days.
     (d) Termination Without Cause. The Company, at the direction of the Board, may terminate the Executive’s employment without Cause at any time upon no less than ninety (90) days prior written notice, or ninety (90) days’ pay in lieu of notice.
     (e) Resignation for Good Reason. The Executive may resign from his employment with the Company for Good Reason by providing written notice to the Chief Executive Officer that an event constituting Good Reason has occurred and the Executive desires to resign from his employment with the Company as a result. Such notice must be provided to the Chief Executive Officer by the Executive within sixty (60) days following the initial occurrence of the event constituting Good Reason. After receipt of such written notice, the Chief Executive Officer shall have a period of sixty (60) days to cure such event; provided, however, the Chief Executive Officer, may, at its sole option, determine not to cure such event and accept the Executive’s resignation effective thirty (30) days following the Chief Executive Officer’s receipt of the Executive’s notice that an event constituting Good Reason has occurred. If the Chief Executive Officer does not cure the event constituting Good Reason within the requisite sixty (60) day period, the Executive’s employment with the Company shall terminate on account of Good Reason thirty (30) days following the expiration of the Chief Executive Officer’s cure period, unless the Chief Executive Officer determines to terminate the Executive’s employment prior to such date. As used herein, “Good Reason” means that, without the Executive’s consent, any of the following has occurred:
          (i) a material diminution in the Executive’s authority, duties or responsibilities;
          (ii) a material diminution in the Executive’s Base Salary; or
          (iii) any action or inaction by the Company that constitutes a material breach by the Company of its obligations under this Agreement.
For the avoidance of doubt, in no event shall the expiration of this Agreement be construed as giving rise to Good Reason.
     (f) Resignation Without Good Reason. The Executive may resign from his employment with the Company without Good Reason (as that term is defined in Section 8(c)) at any time upon no less than ninety (90) days prior written notice to the Chief Executive Officer. Upon such notice of resignation, the Company may, at its sole option, accept the Executive’s resignation effective as of a date prior to the resignation date specified in the notice, and in such event, the earlier date will be the effective date of termination of the Executive’s employment for all purposes hereunder.
     9. Compensation Upon Termination.
     (a) Disability. Upon termination of employment pursuant to Section 8(a), the Executive will receive any Base Salary accrued and unpaid as of such date as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. If the Executive becomes disabled before the end of the fiscal year, the Executive will also receive Incentive Compensation for such fiscal year on a pro rata basis (1/12th of the aggregate Incentive Compensation payable to the Executive for such fiscal year for each month in which he was employed on the last day of that month), but only to the extent that all prerequisites for receiving the Incentive Compensation have otherwise been satisfied. Such pro rata Incentive Compensation will be paid at the time that the Incentive Compensation is payable to other executives. The Company shall have no further obligations under this Agreement to the Executive.
     (b) Death. In the event of the Executive’s death, the Executive’s estate will receive his Base Salary accrued and unpaid as of the date of his death as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. If the Executive dies before the end of the fiscal year, the Executive’s estate will receive Incentive Compensation for such fiscal year on a pro rata basis (1/12th of the aggregate Incentive Compensation payable to the Executive for such fiscal year for each month in which he was employed on the last day of that month), but only to the extent that all prerequisites for receiving the Incentive Compensation have otherwise been satisfied. Such pro rata bonus will be paid at the time that the Incentive Compensation is payable to other executives. The Company shall have no further obligations under this Agreement to the Executive.

     (c) Termination Without Cause or Resignation With Good Reason Other Than in Connection With a Change in Control. If, other than in connection with a Change in Control as defined in Section 9(d), the Company terminates the Executive’s employment without Cause pursuant to Section 8(d) or if the Executive resigns for Good Reason pursuant to Section 8(e), the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. In addition, subject to the Executive’s execution and nonrevocation of the general release of claims described in Section 9(f) below and compliance with the requirements of Section 20 below, as well as Executive’s compliance with the restrictive covenants set forth in Sections 10 through 14 below, the Company will also pay and/or provide to the Executive the following:
          (i) severance in an amount equal to twelve (12) months of the Executive’s monthly Base Salary (the “Severance Amount”), minus applicable deductions and withholdings, which shall be paid to the Executive in accordance with the Company’s normal payroll practices in equal installments over the twelve (12) month period following Executive’s last day of employment and which shall commence as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than sixty (60) days following the date of Executive’s last day of employment with the Company;
          (ii) in accordance with Section 4(b), the Executive will receive any accrued and unpaid Incentive Compensation, minus applicable deductions and withholdings, for which he is eligible, with such amount to be paid in a lump sum as soon as practicable after the termination of employment;
          (iii) notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid, if the Executive’s employment is terminated before such date in accordance with Section 8(d) or 8(e), he will be eligible to receive Incentive Compensation on a pro rata basis (1/12th of the aggregate Incentive Compensation payable to the Executive for such fiscal year for each month in which he was employed on the last day of that month (but not in duplication of the amount paid pursuant to clause (ii) of this Section 9(c))), minus applicable deductions and withholdings, but only to the extent that all prerequisites for receiving the Incentive Compensation have otherwise been satisfied, with such pro rata Incentive Compensation being paid in a lump sum at the same time that the Incentive Compensation is payable to other executives;
          (iv) notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2006 Equity Compensation Plan (or a successor plan), all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that vest solely on the Executive’s continued employment with the Company for a specified period of time held by the Executive at the time of his termination date that would have vested within the twelve month (12) month period following the Executive’s termination date if the vesting schedule for such grants were based on a monthly vesting schedule, as opposed to the vesting schedule set forth in his grant agreement, shall become vested on the Executive’s termination date; and
          (v) the Company will provide continued health benefits to the Executive at the same premium rates charged to other then current employees of the Company for the twelve (12) month period following his termination of employment, unless the Executive is otherwise covered by health insurance provided by a future employer.
     For the avoidance of doubt, acceleration, if any, of equity grants that vest in whole or in part based on the satisfaction of performance-based or market-based conditions will be governed by the terms of the applicable award agreement and/or plan.

     The Company has no further obligation under this Agreement to the Executive upon his termination without Cause, resignation for Good Reason, or the Company’s decision not to extend or renew the contract upon its scheduled expiration date. The obligations of the Company set forth in this Section 9(c) or Section 9(d) will be suspended and no longer enforceable if the Executive materially breaches the terms and conditions of Sections 9(f), 7, 10, 11, 12, 13, 14 or 15, which material breach is not cured (if capable of cure) within ten (10) days written notice of such breach. For the avoidance of doubt, in no event shall the expiration of this Agreement be construed as a termination without Cause or resignation for Good Reason.
     (d) Termination Without Cause or Resignation With Good Reason in Connection With a Change in Control. If, on or within twelve (12) months after a Change in Control as defined below, the Company terminates the Executive’s employment without Cause pursuant to Section 8(d) or if the Executive resigns for Good Reason pursuant to Section 8(e), the Executive is entitled to his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. In addition, subject to the Executive’s execution and nonrevocation of the general release of claims described in Section 9(f) below and compliance with the requirements of Section 20 below, the Executive shall be entitled to the following:
          (i) severance in an amount equal to twelve (12) months of the Executive’s monthly Base Salary (the “Change in Control Severance Amount”), minus applicable deductions and withholdings, which shall be paid to the Executive in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than sixty (60) days following the date of Executive’s last day of employment with the Company;
          (ii) in accordance with Section 4(b), the Executive will receive any accrued and unpaid Incentive Compensation, minus applicable deductions and withholdings, for which he is eligible, with such amount to be paid in a lump sum as soon as practicable after the termination of employment;
          (iii) notwithstanding any eligibility requirement that the Executive must be employed by the Company as of the date on which the Incentive Compensation is paid, if the Executive’s employment is terminated before such date in accordance with Section 8(d) or 8(e), he will be eligible to receive Incentive Compensation on a pro rata basis (1/12th of the aggregate Incentive Compensation payable to the Executive for the fiscal year for each month in which he was employed on the last day of that month), minus applicable deductions and withholdings, based on the target Incentive Compensation for the applicable period, with such pro rata bonus being paid in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than sixty (60) days following the date of the Executive’s last day of employment with the Company;
          (iv) an amount equal to one times the Executive’s aggregate target Incentive Compensation for the fiscal year of the Company in which the termination of employment occurs, determined without regard to any reduction thereof that constitutes Good Reason, with such amount to be paid in a lump sum as soon as administratively practicable following the expiration of the revocation period for the general release, but not later than sixty (60) days following the date of the Executive’s last day of employment with the Company;
          (v) notwithstanding any provision to the contrary in any applicable grant agreement or the Company’s 2006 Equity Compensation Plan (or a successor plan), all shares subject to Company equity grants (including without limitation stock options, stock units and stock awards) that vest solely on the Executive’s continued employment with the Company for a specified period of time held by the

Executive at the time of his termination date shall immediately vest in full and/or become immediately exercisable or payable on the Executive’s termination date; and
          (vi) the Company will provide continued health benefits to the Executive at the same premium rates charged to other then current employees of the Company for the twelve (12) month period following his termination of employment, unless the Executive is otherwise covered by health insurance provided by a future employer.
     For the avoidance of doubt, acceleration, if any, of equity grants that vest in whole or in part based on the satisfaction of performance-based or market-based conditions will be governed by the terms of the applicable award agreement and/or plan. In the event that the Company modifies the performance periods or frequency at which discretionary bonuses are to be earned or paid, the references to Incentive Compensation and Quarterly Bonus in this Section 9(d) shall be construed accordingly to reflect such modified bonus periods or frequency.
     The Company has no further obligation under this Agreement to the Executive upon his termination without Cause or resignation for Good Reason in connection with a Change in Control. The obligations of the Company set forth in this Section 9(d) will be suspended and no longer enforceable if the Executive materially breaches the terms and conditions of Sections 9(f), 7, 10, 11, 12, 13, 14 or 15, which material breach is not cured (if capable of cure) within ten (10) days written notice of such breach. If benefits are due under this Section 9(d), no benefits are due under Section 9(c).
     For purposes of this Agreement, “Change in Control” means a (I) Change in Ownership of the Company, (II) Change in Effective Control of the Company, or (III) Change in the Ownership of Assets of the Company, as described herein and construed in accordance with section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance issued thereunder (the “Code”); except that no Change in Control shall be deemed to occur as a result of a change of ownership resulting from the death of a stockholder or a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).
     (I) A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.
     (II) A “Change in Effective Control of the Company” shall occur on the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
     (III) A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     The following rules of construction apply in interpreting the definition of Change in Control:
     (A) A “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the capital stock of the Company in a registered public offering.
     (B) Persons will be considered to be “Persons Acting as a Group” (or “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
     (C) For purposes of the definition of Change in Control, “fair market value” shall be determined by the Board.
     (D) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.
     (E) For purposes of the definition of Change in Control, Code section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treas. Reg. § 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
     (e) Termination With Cause, Resignation Without Good Reason, or Expiration of the Agreement. If, whether or not in connection with a Change in Control, the Company terminates the Executive’s employment with Cause pursuant to Section 8(c), if the Executive resigns without Good Reason pursuant to Section 8(f), or if the Executive is entitled to the severance benefits pursuant to Section 9(c) or Section 9(d) and either does not execute or revokes the general release of claims required pursuant to Section 9(f), or is in breach of any of the covenants set forth in Sections 10, 11, 12, 13 or 14 below, the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. Such amounts will be paid as soon as practicable after the termination of employment. The Company shall have no further obligations under this Agreement to the Executive. If this Agreement expires without any extension or renewal of its terms, the Executive will be an at-will employee of the Company thereafter unless the Company elects to terminate the Executive’s employment coincident with such expiration and the Company shall have no further obligations under this Agreement to the Executive. If the Company elects to terminate the Executive’s employment coincident with the expiration of this Agreement, the Company will pay the Executive his Base Salary accrued and unpaid as of the date of termination of employment as well as any accrued but unused PTO and appropriate expense reimbursements. For the avoidance of doubt, in no event shall the expiration of this Agreement, or the termination of Executive’s employment coincident with such expiration, be construed as a termination without Cause or resignation for Good Reason.
     (f) Release of Claims. As a condition for the payments of the Severance Amount or the Change in Control Severance and Incentive Compensation provided in Section 9(c) or Section 9(d), the Executive must execute a general release of all claims (including claims under local, state and federal laws, but excluding claims for payment due under Section 9(c) or Section 9(d) that the Executive has or may have against the Company or any related individuals or entities (the “Release”). The Release shall be in a form reasonably acceptable to the Company, and shall include confidentiality, cooperation, and non-disparagement provisions, as well as other terms requested by the Company that are typical of an executive severance agreement. The Severance Amount, Change in Control Severance Amount, Incentive Compensation, acceleration of vesting and continued health benefits provided for in Section 9(c) or Section 9(d) are conditioned upon and will not be paid (or be provided) until the execution of the Release and the expiration of any revocation period; provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to the Executive by no later than ten days after the Executive terminates employment with the Company, and the Executive shall execute the Release during the statutory time period specified by applicable law. If the Release is not executed during the statutory time period specified by applicable law, the Company’s obligation to pay any Severance Amount, Change in Control Severance Amount, or Incentive Compensation and to provide any acceleration of vesting and continued health benefits provided for in Section 9(c) or Section 9(d) pursuant to this Agreement shall terminate.
     (g) Section 280G Cutback. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Code section 4999. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or in connection with the Executive’s termination of employment or contingent upon a Change in Control pursuant to any plan or arrangement or other agreement with the Company or any affiliate (collectively, the “Payments”) would be subject to the excise tax imposed by Code section 4999, as determined by the Company, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Code section 280G or subject to the excise tax imposed under Code section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “excess parachute payments” within the meaning of Code section 280G, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of excise taxes imposed on the Payments described in clause (i) above by Code section 4999. If, pursuant to this Section 9(g), Payments are to be reduced, the Company shall determine which Payments shall be reduced in a manner so as to avoid the imposition of additional taxes under Code section 409A.

     10. Confidentiality; Return of Company Property.
     (a) The Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, business strategies, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, employees, customers and clients, and relationships between the Company and its business partners, including dealers, traders, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, Executive will not disclose any Confidential Information to any person or entity, except as Executive’s duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 10 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Executive in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company, or which is required to be disclosed by court order or applicable law.
     (b) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by the Executive by or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive’s employment.
     11. Non-Competition. While the Executive is employed at the Company and for a period of twelve (12) months after the termination of his employment with the Company for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, own, maintain, finance, operate, engage in, assist, be employed by, contract with, license, or have any interest in, or association with a business or enterprise engaged in or planning to be engaged in, the Internet retail trading of foreign exchange, or any business engaged in by the Company, or approved for the Company or its affiliates to be engaged in by the Board of Directors of the Company, during his employment with the Company.
     12. Solicitation of Clients. During the Restricted Period, the Executive, directly or indirectly, including through any other person or entity, shall not seek business from any Client on behalf of any enterprise or business other than the Company, refer business generated from any Client to any enterprise or business other than the Company, or receive commissions based on sales or otherwise relating to the business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000 per annum.
     13. Solicitation of Employees. During the Restricted Period, the Executive, directly or indirectly, shall not contact or solicit any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company.

     14. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) conceived or made by the Executive during his employment with the Company (whether or not actually conceived during regular business hours) and related to the business of the Company, or the business approved by the Board of Directors to be engaged in by the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the actual or approved business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
     15. Specific Performance/Remedies. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to Confidential Information vital to the Company’s business. Executive further agrees that the covenants contained in Sections 11, 12, 13 and 14 are reasonable and necessary to protect the legitimate business interests of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 11, 12, 13, and 14 hereof, the Company would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company. The Executive hereby agrees that the Company shall be entitled to have Section 11, 12, 13, or 14 hereof specifically enforced (including, without limitation, by injunctions and restraining orders) by any court in the State of New Jersey having equity jurisdiction and agrees to be subject to the jurisdiction of said court. As a further and non-exclusive remedy, Executive understands that a breach of the covenants contained in Sections 11, 12, 13, or 14 above that causes material harm to the Company as reasonably determined by the Board (which determination shall be binding and final) shall eliminate Executive’s entitlement to any further payment of the Severance Amount, Change in Control Severance Amount, Incentive Compensation, acceleration of vesting and continued health benefits provided for in Section 9(c) or Section 9(d), and Executive shall be required to return any such amounts in the event of such a breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
     16. Complete Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment, compensation, benefits and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company, other than the award agreements reflecting outstanding equity awards held by the Executive as of the date of this Agreement which shall continue to control such equity awards except as expressly modified by Sections 9(c) and 9(d) of this Agreement. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
     17. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.
     18. Governing Law; Assignability.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to the choice of law provisions thereof.

     (b) The Executive may not, without the Company’s prior written consent, delegate, assign, transfer, convey, pledge, encumber or otherwise dispose of this Agreement or any interest herein. Any such attempt shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company and shall be assumed by and be binding upon any successor to the Company.
     19. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 11, 12, 13, or 14, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining parts thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement. In the event an arbitrator or court of competent jurisdiction deems the restrictive covenants unreasonably lengthy in time or overly broad in scope, it is the intention and agreement of the parties that those provisions which are not fully enforceable be deemed as having been modified to the extent necessary to render them reasonable and enforceable and that they be enforced to such extent.
     20. Notices. All notices to the Company or the Executive, permitted or required hereunder, shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:
     If to the Company:
GAIN Capital Holdings, Inc.
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
Attention: Chief Executive Officer
     If to the Executive, to the address set forth on the first page hereof.
     Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.
     21. Section 409A.
     (a) This Agreement shall be interpreted to avoid the imposition of any additional taxes under Code section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring additional taxes under Code section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. For purposes of Code section 409A, each payment under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.
     (b) To the maximum extent permitted under Code section 409A, the cash severance payments payable under this Agreement are intended to comply with the ‘short-term deferral exception’

under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii) or any successor provision; provided, however, any amount payable to the Executive during the six-month period following the Executive’s termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of Code section 409A, then such amount shall hereinafter be referred to as the ‘Excess Amount.’ If the Executive is a “key employee” of a publicly traded corporation under section 409A at the time of his separation from service and if payment of the Excess Amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Code section 409A, then notwithstanding anything in this Agreement to the contrary, payment of such amount shall be delayed as required by Code section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code section 409A, as determined by the Board, in its sole discretion. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Code sections 416(i) and 409A.
     (c) To the extent the Executive is, at the time of his termination of employment under this Agreement, participating in one or more deferred compensation arrangements subject to Code section 409A, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Agreement shall be deemed to modify or alter those terms and conditions.
     (d) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Code section 409A, the Executive’s “separation from service” as defined in Code section 409A.
     (e) Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. § 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. §§ 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between Company and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.
     (f) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
     22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     23. Separation. All covenants that, by their terms, naturally would survive the termination or expiration of this Agreement, including but not limited to Sections 11, 12, 13, 14 and 15 hereof, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.
GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Glenn Stevens
Name:	Glenn Stevens
Title:	President and Chief Executive Officer

/s/ Samantha Roady

Samantha Roady